EXHIBIT 5.1

                   [Letterhead of Fulbright & Jaworski L.L.P.]

                                  July 23, 1997

EqualNet Holding Corp.
1250 Wood Branch Park Drive
Houston, Texas 77079

Ladies and Gentlemen:

      We have acted as counsel for EqualNet Holding Corp., a Texas corporation (the "Company"), in connection with the proposed offering by a certain shareholder of the Company of an aggregate of 508,968 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") originally issued July 1, 1997.

      In connection therewith, we have examined, among other things, the Articles of Incorporation, as corrected, of the Company and the Bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares and the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission for the registration of the Shares under the Securities Act of 1933 (the Registration Statement, as amended at the time when it becomes effective, being herein referred to as the "Registration Statement").

      Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been legally issued and are fully paid and non-assessable shares of Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ FULBRIGHT & JAWORSKI L.L.P.
                                        Fulbright & Jaworski L.L.P.